EXHIBIT 10.5

September 25, 2012

Douglas Raucy
16404 Brieva DE Avila
Tampa, FL 33613-1064

Dear Doug,

In connection with your employment with Kingsway America Inc. (“Company” or we), this letter shall constitute our sole agreement relating to amounts owing to you in connection with any termination of your employment. For the avoidance of doubt, the severance payment contemplated herein supersedes and replaces any other severance payment offered by the Company, such as under the Kingsway America Inc. Severance Plan, but does not affect your rights with respect to COBRA or any other state statutes, if any.

In the event that we terminate your employment without Cause (as hereinafter defined), or you terminate your employment for Good Reason (as hereinafter defined), we will pay you as severance an amount equal to twelve (12) months base salary at the rate being paid on the date your employment is terminated, less applicable withholdings, in one (1) lump-sum payment no later than fourteen (14) days after your separation date.

For purposes of this agreement, “Cause” shall be defined as involuntary separation from employment for any of the following reasons:

(1)
An intentional act of fraud, embezzlement, theft or any other illegal or unethical act in connection with the performance of your duties as an employee of the Company that the Company determines, acting in good faith, has materially injured or is highly likely to materially injure the Company, or any other terminable offense under the Company's policies and practices;

(2)	intentional damage to the Company’s assets;

(3)	conviction of (or plea of nolo contendere to) any felony or other crime involving moral turpitude;

(4)	improper, willful and material disclosure or use of the Company’s confidential information or other willful material breach of your duty of loyalty to the Company;

(5)
a willful, material violation of the Company’s policies and procedures as set out in its employee handbook or a material violation of the Company’s code of conduct that the Company determines, acting in good faith, has materially injured or is highly likely to materially injure the Company, monetarily or otherwise; or

(6)	your willful failure or refusal to follow the lawful and good faith directions of the Company, as determined in good faith by the Company.

EXHIBIT 10.5

For purposes of this agreement, “Good Reason” shall be defined as voluntary separation from employment for any of the following reasons:

(1)	a material diminution of your base salary;

(2)	any material diminution in your authority, duties or responsibilities; or

(3)	any material breach by the Company of this agreement.

No severance payment whatsoever shall be payable upon your voluntary resignation without Good Reason or upon termination of your employment for Cause.

As consideration for the severance and benefits to be provided to you pursuant to this letter and as a condition to your receipt of any payments hereunder, you agree to execute a separation and release agreement in which you will agree to release any and all claims against the Company, other than (1) claims for unemployment compensation; (2) indemnification rights existing at law, pursuant to the bylaws of Employer or any of its parents, subsidiaries, or affiliates, or under any separate written agreement; (3) coverage rights under directors and officers policies of insurance; (4) vested employee benefits, if any.

Sincerely,

KINGSWAY AMERICA INC.

By: /s/ Larry G. Swets, Jr.
Larry G. Swets, Jr.

By: /s/ Leeann Repta
Leeann Repta

Acknowledgement:

/s/ Douglas Raucy
Douglas Raucy

Dated: 9/27/2012